Exhibit 5.11

150 CLAY STREET ● SUITE 500 ● P.O. BOX 619 ● MORGANTOWN, WEST VIRGINIA 26507 ● TELEPHONE: 304-284-4100 ● TELECOPIER: 304-284-4140

www.jacksonkelly.com

January 11, 2019

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Ladies and Gentlemen:

We have acted as special counsel in the State of West Virginia (the “State”) to Mountaineer Park, Inc., a West Virginia corporation (“Mountaineer”), in connection with the filing by Eldorado Resorts, Inc., a Nevada corporation (the “Company”), of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to up to $600,000,000 in aggregate principal amount of 6% Senior Notes due 2026 (the “Exchange Notes”) of the Company, and the related guarantee of the Exchange Notes (the “Exchange Guarantee”) by Mountaineer, to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 6% Senior Notes due 2026 (the “Existing Notes”) and the related guarantee of the Existing Notes issued September 20, 2018 pursuant to (i) the Indenture, dated as of September 20, 2018, among the Company, Mountaineer and the other guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain supplemental indenture dated as of October 1, 2018 (together, the “Indenture”) and (ii) the Registration Rights Agreement, dated as of September 20, 2018 (the “Registration Rights Agreement”), among the Company, Mountaineer and the other guarantors party thereto and the other parties party thereto.

In rendering the opinions expressed below, we have examined copies of the Indenture, the Registration Rights Agreement and the Existing Notes and the forms of the Exchange Notes and the Exchange Guarantee of Mountaineer (such documents are sometimes hereinafter referred to as the “Transaction Documents”). We have also examined a Certificate of Existence for Mountaineer, issued by the Secretary of State of the State of West Virginia on January 10, 2019 (the “Certificate of Existence”), and the Omnibus Officer’s Certificate regarding Mountaineer executed by Edmund L. Quatmann, Jr., and dated October 1, 2018, including the exhibits and attachments thereto (collectively, the “Officer’s Certificate”), and we have assumed that the Officer’s Certificate is true accurate and in full force and effect as of the date hereof. For purposes of this opinion letter and except to the extent set forth in the opinions expressed below, we have assumed all such proceedings have been or will be timely completed in the manner presently proposed, and the terms of such issuance will be in compliance with applicable laws.

Bridgeport, WV ● Charleston, WV ● Martinsburg, WV ● Morgantown, WV ● Wheeling, WV

Denver, CO ● Crawfordsville, IN ● Evansville, IN ● Lexington, KY ● Akron, OH ● Pittsburgh, PA ● Washington, DC

Eldorado Resorts, Inc.

January 11, 2019

We have, in rendering the opinions set forth herein, assumed (i) that all signatures are genuine and all natural persons executing documents had the legal capacity to do so; (ii) that each document submitted to us as the execution form of such document was executed in such form; (iii) that all documents submitted to us as originals are authentic; (iv) that all documents submitted to us as copies conform to the originals; (v) that each executed document submitted to us is complete, unmodified and the most current version of such document; (vi) that the facts stated in all documents submitted to us are true and correct; (vii) that the transactions effectuated by the Transaction Documents are supported by sufficient and adequate consideration as to all parties thereto; (viii) that all terms and conditions of, or relating to, the transactions contemplated by the Transaction Documents are correctly and completely embodied in such documents and there are no other agreements or understandings among the parties or usage of trade or course of prior dealing among the parties that would, in any case, define, supplement or qualify the terms of any of such documents; (ix) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (x) that, except with respect to Mountaineer and the Transaction Documents to which it is a party: (a) the Transaction Documents have been duly authorized, executed and delivered by each of the parties thereto, and the persons who executed, acknowledged and delivered the Transaction Documents on behalf of such parties were duly authorized to do so by each such party; (b) each party to the Transaction Documents is duly formed and validly existing under the laws of its jurisdiction of formation, and each such party has the requisite corporate or other organizational power and authority to perform its obligations under the Transaction Documents; and (c) each party to the Transaction Documents has the capacity to execute the Transaction Documents and to perform its obligations under the Transaction Documents; and (xi) that the Transaction Documents constitute the legally valid and binding obligations of all parties thereto (other than as to the effect of due authorization and execution of the Transaction Documents by Mountaineer on the validity thereof), and are enforceable in accordance with their respective terms.

In rendering this opinion, we have not made any independent investigation as to any assumptions made herein or as to the accuracy or completeness of any facts or representations, warranties, data or other information, whether written or oral, that may have been made by or on behalf of the parties, including but not limited to the Officer’s Certificate, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

Eldorado Resorts, Inc.

January 11, 2019

Based on the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, we are of the opinion that:

1.    As of the date of the Certificate of Existence, Mountaineer is validly existing as a corporation duly organized and existing under the laws of the State.

2.    Mountaineer has full corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Registration Rights Agreement, including the Exchange Notes and the Exchange Guarantee as applicable.

3.    Mountaineer has duly authorized the execution and delivery of the Indenture and the Registration Rights Agreement and the performance of its obligations thereunder.

The foregoing opinions are subject to the following additional assumptions and qualifications:

A.    In rendering our opinions, we have relied on the Officer’s Certificate without independent investigation, other than with respect to our opinion in Paragraph 1 that Mountaineer validly exists under the laws of the State, for which we have relied upon the Certificate of Existence.

B.    We express no opinion with respect to any aspect of the Transaction Documents or any other agreement relating to the transactions contemplated by the Transaction Documents other than those specifically set forth in the opinions set forth above.

C.    The opinions contained herein are subject to the effect of bankruptcy, insolvency, reorganization, moratorium, anti-deficiency, and other laws now or hereafter in effect relating to or affecting the enforcement of creditor’s rights generally, the federal Bankruptcy Code, and any laws, rules and regulations relating to fraudulent conveyances and transfers.

D.    The opinions expressed herein are based upon the applicable laws of the State and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly address by the opinions set forth herein.

Eldorado Resorts, Inc.

January 11, 2019

E.    We are qualified to practice law in the State. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. Without limiting the generality of the foregoing, We express no opinion concerning: (i) any law other than the laws of the State; (ii) any securities laws or regulations, including any State “blue sky” laws or regulations; (iii) pension and employee benefit laws and regulations; (iv) antitrust and unfair competition laws and regulations; (v) environmental, health and safety, labor or health-care laws and regulations; (vi) taxes; (vii) patent, trademark or other intellectual property laws or regulations; (viii) building code, zoning, subdivision and other laws or regulations governing the development, use and occupancy of real property; (ix) laws regarding fraudulent transfers; (x) any judicial decision to the extent that they deal with any of the foregoing; or (xi) the effect of any of the foregoing on any of the opinions expressed.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted from or otherwise relied on for any other purpose.

Very truly yours,

/s/ Jackson Kelly PLLC

JACKSON KELLY PLLC